Exhibit 107

Calculation of Filing Fee Tables

Form S-1
(Form Type)

PHOENIX MOTOR, INC.
(Exact Name of Registrant as Specified in its Charter)

 Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Fees Previously Paid	Equity	Shares of common stock, par value $0.0001 per share	Rule 416	—	—	$23,000,000	(1)(2)(3)	0.0000927	$2,132.00	(4)
Fees Previously Paid	Equity	Warrants to purchase common stock	Rule 457(g)	—	—		(5)		—
Fees Previously Paid	Equity	Shares of common stock issuable upon the exercise of the warrants: (1)	Rule 457(o)	—	—	$23,000,000	(2)(3)(4)	0.0000927	$2,132.00	(4)
Fees Previously Paid	Equity	Underwriter Warrants	Rule 457(o)	—	—
Fees Previously Paid	Equity	Common Stock underlying the Underwriter Warrants, par value $0.0001 per share (6)	Rule 457(g)	—	—	$1,771,000	(5)	0.0000927	$165.00	(4)
	Total Offering Amounts					$47,771,000			$4,429.00
	Total Fees Previously Paid								$4,429.00
	Total Fee Offsets								$0.00
	Net Fee Due								$0.00

(1)	Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Includes common stock that may be issued upon exercise of a 45-day option granted to the underwriters to cover over- allotments, if any.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(4)	Previously paid. Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.
(5)	The Registrant has agreed to issue to the underwriters the underwriter warrants to purchase up to 7% in the aggregate of the shares of our common stock (the “Underwriter Warrants”) to be issued and sold in this offering (excluding shares issuable upon exercise of the over-allotment option described herein). The Underwriter Warrants are exercisable for a price per share equal to 110% of the public offering price.
(6)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. The warrants are exercisable at a per share exercise price equal to 110% of the public offering price. As estimated solely for the purpose of recalculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the Underwriter Warrants is $1,771,000, which is equal to 110% of $1,610,000 (7% of $23,000,000 if the over-allotment is exercised in full).